EXHIBIT 99.1

Community Partners Bancorp Reports First Quarter 2013 Results

  Net income to common shareholders increases 3.6% year-over-year
  Loans reach new high of $578.9 million
  Quarterly cash dividend to common shareholders initiated
  Share repurchase program announced

TINTON FALLS, N.J., April 22, 2013 (GLOBE NEWSWIRE) -- Community Partners Bancorp (Nasdaq:CPBC), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced consolidated earnings for the quarter ended March 31, 2013.

For the quarter ended March 31, 2013, the Company reported net income available to common shareholders of $1.1 million, or $0.13 per diluted share, compared to $1.0 million, or $0.13 per diluted share, for the same period in 2012, an increase of $37,000, or 3.6%.

Total assets as of March 31, 2013 were $735.6 million, compared with $733.9 million at December 31, 2012. Total loans at March 31, 2013 reached a new high of $578.9 million, compared with $571.4 million at December 31, 2012, and total deposits at March 31, 2013 were $603.7 million, compared with $606.8 million at December 31, 2012.

William D. Moss, President and Chief Executive Officer, stated, "Despite economic conditions that can best be described as tepid, we are very pleased with our strong organic balance sheet growth, which offsets the negative effects of this extended low interest rate environment. We continue to place asset quality as a top priority. Our approach to credit management diligence in our workout process of liquidating other real estate owned properties and efforts in working with our troubled borrowers to find resolution during these uncertain times are all integral parts of our community banking culture in today's environment."

Mr. Moss further noted, "As previously released, we are pleased that our Board approved both an initial quarterly cash dividend to our common shareholders as well as a share repurchase program. We feel that the combined cash dividend and repurchase program are effective ways to reward our shareholders and reflects the confidence we have in our corporate strategy of growing the Company and increasing shareholder value." The Company maintained capital ratios in the first quarter of 2013 that were in excess of regulatory standards for well-capitalized institutions. At March 31, 2013, Community Partners Bancorp's Tier 1 capital to average assets ratio was 10.41%, Tier 1 capital to risk-weighted assets ratio was 12.10% and total capital to risk-weighted assets ratio was 13.35%. These ratios improved compared to the Company's capital ratios at December 31, 2012.

Results for the quarter ended March 31, 2013 include:

  a loan loss provision of $180,000 recorded during the first quarter, which was $170,000 less than the first quarter 2012 provision. During the quarter ended March 31, 2013, $170,000 in charge-offs and a $60,000 write-down were taken against the allowance for loan losses in connection with three credits, which had been previously fully reserved;
  a $362,000 write-down on two OREO properties due to a decline in current market values;
  net gains on the sale of investment securities totaling $153,000; and
  an $85,000 gain on SBA loan sales.

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended March 31, 2013 totaled $6.5 million, a decrease of $19,000, or 0.3%, from the same period in 2012. Net interest income for the three months ended March 31, 2013 was adversely impacted by approximately $72,000 due to one less day in the quarter as compared to the same period in 2012. Average interest-earning assets for the first quarter 2013 were $678.6 million, an increase of $54.3 million, or 8.7%, primarily due to increases in both the loan and investment portfolios. Our quarterly yield on interest-earning assets declined by 49 basis points from the same period in 2012, as the current prolonged low interest rate environment has continued to exert pressure on asset yields. In addition, an aggregate of $52,000 of interest income and late fee reversals were recorded on loans, which were transferred into non-accrual status during the first quarter of 2013. Our quarterly cost of interest-bearing liabilities declined by 18 basis points from the same period last year due to a combination of lower deposit costs and higher average balances in core checking deposits, which increased $52.8 million, or 35.0%, to $203.8 million.

The Company reported a net interest margin of 3.88% for the quarter ended March 31, 2013, representing a decrease of 32 basis points when compared to the 4.20% net interest margin reported for the comparable three months ended in 2012, and a decrease of 6 basis points when compared to the 3.94% net interest margin for the quarter ended December 31, 2012. The decline from the same period last year and fourth quarter of 2012 was primarily the result of the historically low interest rate environment, which has continued to exert pressure on net interest margins as longer term assets reprice to lower interest rate levels while funding costs near their implied floors.

Non-Interest Income

Non-interest income for the quarter ended March 31, 2013 totaled $821,000, an increase of $264,000, or 47.4%, compared to the same period in 2012. The increase over 2012 was primarily due to the recorded net gains of $153,000 from the sale of securities and the $85,000 gain on the sale of SBA loans during the three months ended March 31, 2013 as compared to no gains recorded in 2012.

Non-Interest Expense

Non-interest expense for the quarter ended March 31, 2013 totaled $5.3 million, an increase of $402,000, or 8.2%, compared to the same period in 2012. This increase was due primarily to an increase in OREO and impaired net loan expenses, primarily as a result of the previously mentioned $362,000 write-down on two existing OREO properties and, to a lesser degree, an increase in occupancy and equipment expenses primarily due to the grand opening of our new corporate headquarters and new Red Bank branch office. In March 2013, the Company filed the requisite applications to close its existing smaller branch in Red Bank, as well as its Cliffwood branch. Management believes that the closure of both offices is in line with the strategic plans for optimizing the profitability of its branch network. The Company expects a minimal loss of customer relationships due to these closures and anticipates annual pre-tax expense savings of approximately $290,000. Both branches are expected to close in June 2013.

Balance Sheet Activity

As previously noted, total assets as of March 31, 2013 were $735.6 million, an increase of 0.2%, compared to $733.9 million as of December 31, 2012. Total loans as of March 31, 2013 were $578.9 million, an increase of 1.3%, compared to $571.4 million reported at December 31, 2012. Total deposits as of March 31, 2013 were $603.7 million, a decrease of 0.5%, compared with $606.8 million as of December 31, 2012. Core checking deposits at March 31, 2013 decreased $1.9 million, or 0.9%, when compared to year-end 2012, while savings accounts, inclusive of money market deposits, increased 3.0%. Conversely, higher cost time deposits decreased 10.0% over this same period.

Asset Quality

The Company's non-performing assets at March 31, 2013 increased to $11.3 million as compared to $9.2 million at December 31, 2012, but decreased when compared to the $12.3 million at March 31, 2012. Non-accrual loans increased to $9.9 million at March 31, 2013 as compared to $7.5 million at December 31, 2012 and $4.5 million at March 31, 2012. This increase of $2.4 million was due to the addition of one commercial real estate loan, which is well secured. There were no loans past due over 90 days and still accruing at March 31, 2013, as compared to $2,000 at December 31, 2012 and $482,000 at March 31, 2012. OREO properties decreased to $1.4 million as of March 31, 2013 compared to $1.8 million at December 31, 2012 and $7.3 million at March 31, 2012. The decrease in the OREO balance of $362,000 during the quarter was primarily due to the previously mentioned write-down on two existing OREO properties due to the decline in their market values.

The Company's non-performing assets at March 31, 2013, as a percentage of total assets, were 1.53%, an increase from the 1.26% at December 31, 2012 and a decrease from the 1.79% reported at March 31, 2012. Troubled Debt Restructured loan balances increased to $16.6 million at March 31, 2013 from $9.6 million at December 31, 2012 and $9.8 million reported at March 31, 2012. The increase from year-end 2012 is primarily due to the addition of seven commercial and commercial real estate loans totaling $7.1 million, all of which are well-collateralized and performing according to their modified terms.

As of March 31, 2013, the Company's allowance for loan losses was $8.2 million as compared to $8.0 million as of December 31, 2012. Loss allowance as a percentage of total loans at March 31, 2013 was 1.42% compared to 1.40% at December 31, 2012 and 1.31% at March 31, 2012. During the quarter ended March 31, 2013, $170,000 of charge-offs and a $60,000 write-down were taken in connection with three credits for which the full amount had previously been reserved. Additionally, $255,000 in recoveries was recaptured during the three months ended March 31, 2013.

About the Company

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 16 branches throughout Monmouth and Union Counties and two regional lending offices in New Brunswick and Summit, New Jersey. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," "should," "projects" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; changes in loan and investment prepayment assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect our results, see Community Partners' filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2012. The statements in this press release are made as of the date of this press release, even if subsequently made available by Community Partners on its website or otherwise. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

COMMUNITY PARTNERS BANCORP
Selected Consolidated Financial Data (Unaudited)

(Dollars in thousands except per share data)
	March 31,	December 31,	March 31,
Selected Period End Balances:	2013	2012	2012
Total Assets	$ 735,643	$ 733,895	$ 684,897
Investment Securities and Restricted Stock	72,854	75,383	59,754
Total Loans	578,916	571,447	536,679
Allowance for Loan Losses	(8,195)	(7,984)	(7,026)
Goodwill and Other Intangible Assets	18,339	18,377	18,492
Total Deposits	603,741	606,770	560,845
Repurchase Agreements	20,564	16,710	18,680
Long-term Debt	13,500	13,500	13,500
Shareholders' Equity	93,046	91,965	88,283

	March 31,	December 31,	March 31,
Asset Quality Data:	2013	2012	2012
Nonaccrual loans	$ 9,875	$ 7,472	$ 4,517
Loans past due over 90 days and still accruing	--	2	482
OREO properties	1,390	1,752	7,281
Total Non-Performing Assets	11,265	9,226	12,280

Troubled Debt Restructured Loans	16,620	9,551	9,781

Non-Performing Loans to Total Loans	1.71%	1.31%	0.93%
Allowance as a % of Loans	1.42%	1.40%	1.31%
Non-Performing Assets to Total Assets	1.53%	1.26%	1.79%

	March 31, 2013			December 31, 2012
Capital Ratios:	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio
Community Partners Bancorp	10.41%	12.10%	13.35%	10.36%	12.03%	13.28%
Two River Community Bank	10.36%	12.04%	13.29%	10.35%	12.02%	13.27%
"Well capitalized" institution (under Federal regulations)	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

	Three Months Ended
	March 31,	December 31,	March 31,
Selected Consolidated Earnings Data:	2013	2012	2012
Total Interest Income	$ 7,528	$ 7,758	$ 7,739
Total Interest Expense	1,030	1,113	1,222
Net Interest Income	6,498	6,645	6,517
Provision for Loan Losses	180	430	350
Net Interest Income after Provision for Loan Losses	6,318	6,215	6,167

Total Non-Interest Income	821	706	557

Total Non-Interest Expenses	5,304	4,963	4,902

Income before Income Taxes	1,835	1,958	1,822
Income Tax Expense	675	718	667
Net Income	1,160	1,240	1,155

Preferred Stock Dividend & Discount Accretion	105	130	137

Net Income available to common shareholders	$ 1,055	$ 1,110	$ 1,018

Per Common Share Data:
Basic Earnings	$ 0.13	$ 0.14	$ 0.13
Diluted Earnings	$ 0.13	$ 0.14	$ 0.13
Book Value	$ 10.09	$ 10.02	$ 9.58
Tangible Book Value	$ 7.81	$ 7.71	$ 7.26
Average Common Shares Outstanding (in thousands):
Basic	7,993	7,966	7,956
Diluted	8,175	8,143	8,111

Other Selected Ratios:
Return on Average Assets	0.64%	0.68%	0.68%
Return on Average Tangible Assets (1)	0.66%	0.70%	0.70%
Return on Average Equity	5.08%	5.37%	5.29%
Return on Average Tangible Equity (1)	6.33%	6.72%	6.70%
Net Interest Margin	3.88%	3.94%	4.20%

(1) Non-GAAP Financial Information. See the "Reconciliation of Non-GAAP Financial Measures" below.

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

	As of and for the Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012

Book value per common share	$ 10.09	$ 10.02	$ 9.58
Effect of intangible assets	(2.28)	(2.31)	(2.32)
Tangible book value per common share	$ 7.81	$ 7.71	$ 7.26

Return on average assets	0.64%	0.68%	0.68%
Effect of intangible assets	0.02%	0.02%	0.02%
Return on average tangible assets	0.66%	0.70%	0.70%

Return on average equity	5.08%	5.37%	5.29%
Effect of average intangible assets	1.25%	1.35%	1.41%
Return on average tangible equity	6.33%	6.72%	6.70%
CONTACT: William D. Moss, President & CEO
         Community Partners Bancorp
         732-389-8722 wmoss@tworiverbank.com

         A. Richard Abrahamian, Executive Vice President & CFO
         Community Partners Bancorp
         732-216-0167 rabrahamian@tworiverbank.com